                                                                    EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE


                                                  Three months ended             Six months ended
                                                    September 30,                 September 30,
                                             ----------------------------    ----------------------------
                                                 1997           1996            1997             1996
                                             ------------    ------------    ------------    ------------
Net loss                                     $ (1,033,000)   $ (1,562,000)   $ (2,409,000)   $ (3,733,000)

Value assigned to accretion of preferred          750,000         300,000         750,000         300,000
stock

                                             ------------    ------------    ------------    ------------
Loss attributable to common shareholders     $ (1,783,000)   $ (1,862,000)   $ (3,159,000)   $ (4,033,000)
                                             ============    ============    ============    ============

Loss per share                               $      (0.15)   $      (0.19)   $      (0.27)   $      (0.41)
                                             ============    ============    ============    ============

Weighted average common shares outstanding
                                               11,886,987       9,868,596      11,886,570       9,873,554